CENTURION GOLD HOLDINGS, INC.
                                12 Main Reef Road
                           Primrose, South Africa 1401


                                                              December 21, 2004


By Facsimile Transmission (202) 942-9528
Mr. Roger Schwall
United States Securities and Exchange Commission
Mail Stop 0504, 450 Fifth Street, N.W.
Washington, D.C.  20549


                           Re:  Centurion Gold Holdings, Inc.
                                Registration Statement on Form SB-2 originally filed on November 3, 2004; File No.: 333-120200
                                -----------------------------------------------
Dear Mr. Schwall:

                  Centurion Gold Holdings, Inc. hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:00 p.m., Tuesday December 21, 2004, or as soon thereafter as practicable.


                                              Very truly yours,

                                              CENTURION GOLD HOLDINGS, INC.

                                              By: /s/ Andrew Dale Paul
                                                  ------------------------------
                                                  Name: Andrew Dale Paul
                                                  Title: Chief Executive Officer